Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

FIRST QUARTER 2018 RESULTS

REPORTS  $8.7 MILLION IN INCOME FROM CONTINUING OPERATIONS, OR $0.15 PER DILUTED SHARE, HIGHEST QUARTERLY EARNINGS SINCE SECOND QUARTER OF 2014

HOUSTON –  May 7, 2018  – VAALCO Energy, Inc. (NYSE: EGY) today reported operational and financial results for the first quarter 2018.

Highlights and Recent Key Items:

•

Reported income from continuing operations of $8.7 million ($0.15 per diluted share) for the first quarter of 2018, which was 146% higher compared with $3.5 million ($0.06 per diluted share) in the fourth quarter of 2017;

•	Generated operating income of $13.0 million in the first quarter of 2018, which was $10.5 million higher compared with $2.5 million in the fourth quarter of 2017;
•	Grew Adjusted EBITDAX to $14.5 million, up $10.5 million from $3.9 million in the fourth quarter of 2017;
•

As previously disclosed, income from continuing operations, operating income and Adjusted EBITDAX were positively impacted this quarter by higher realized Brent pricing, no commodity hedges in place and the split lifting that took place during the period from December 31, 2017 to January 1, 2018;

•

Produced an average of 3,611 net barrels of oil per day (BOPD) in the first quarter of 2018, above the guidance range for the quarter, despite two wells that were shut-in during the period as a result of prior year electrical submersible pump (“ESP”) failures on the Avouma platform;

•	Realized pricing of $68.69 per barrel of oil in the first quarter of 2018, up 15% compared with $59.89 per barrel in the fourth quarter of 2017;
•	Increased working capital from continuing operations by $7.9 million, which contributed to the increase in cash and cash equivalents;
•	Reduced debt by $2.1 million, resulting in total debt (principal amount) at March 31, 2018 of $7.1 million.

For the first quarter of 2018, VAALCO reported income from continuing operations of $8.7 million, or $0.15 per diluted share.  In the same period in 2017, the Company reported income from continuing operations of $4.4 million, or  $0.07 per diluted share, and in the fourth quarter of

2017 reported income from continuing operations of $3.5 million, or $0.06 per diluted share.  The average realized price for crude oil in the first quarter of 2018 was $68.69 per barrel, an increase of 32% from $51.99 per barrel in the first quarter of 2017.  In the fourth quarter of 2017, the average realized price for crude oil was $59.89 per barrel. Adjusted EBITDAX totaled $14.5 million in the first quarter of 2018 compared with $10.4 million in the same period of 2017, and $3.9 million in the fourth quarter of 2017.

Adjusted EBITDAX and working capital from continuing operations are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

Cary Bounds, VAALCO’s Chief Executive Officer commented: “I am very pleased with our strong first quarter 2018 results. With our realized pricing correlated to Brent and no hedges in place for 2018, we were able to generate significant net income and adjusted EBITDAX. As our oil price realizations in the first quarter grew to the highest level since the fourth quarter of 2014, so did our operational margin per barrel, and we were able to increase our operational income from the fourth quarter of 2017 by over $10 million. We also paid down our debt by $2.1 million and grew cash to $32.2 million. We are delivering on guidance and strengthening our balance sheet, while we continue to evaluate development opportunities at Etame that we are considering drilling early next year, subject to approvals from the Gabon government and our partners. We are mobilizing a hydraulic workover unit to our Avouma platform to replace the ESPs in our two wells that are temporarily shut-in and expect to restore approximately 750 BOPD of production from those wells before the end of the second quarter. I am optimistic that we will create substantial value for our shareholders in 2018 by continuing to enhance our operations and improving our balance sheet.

Gabon

In the first quarter of 2018,  net oil production exceeded guidance at 3,611 BOPD compared with 3,957 BOPD in the fourth quarter of 2017. The decrease in production was primarily due to the loss of production from two Avouma wells that experienced ESP failures in late 2017.

In late 2016, VAALCO completed a successful workover campaign and replaced ESPs in the South Tchibala 2-H and Avouma 2-H wells on the Avouma platform.  Following the failure of the South Tchibala 2-H ESP in July 2017, VAALCO began workover operations in October 2017 to replace failed ESPs in the South Tchibala 1-HB and South Tchibala 2-H wells.  While production from the South Tchibala 1-HB well was not restored, the workover operation on the South Tchibala 2-H well was successfully completed in November 2017.  Following demobilization of the workover unit in late 2017, the Avouma 2-H well experienced ESP failures, and the well remains temporarily shut-in.  VAALCO has worked closely with the original equipment manufacturer and other technical experts to identify the root causes of the ESP failures.  Based on the results of the combined team’s analysis, changes have been made to the design, installation and operating systems of the ESPs which the Company believes will reduce the likelihood of untimely failures in the future.  VAALCO is mobilizing a hydraulic workover unit to the Avouma platform to replace the ESP systems in the Avouma 2-H and the South Tchibala 1-HB wells and restore approximately 750 BOPD of net production to both wells before the end of the second quarter of 2018.  Excluding the Avouma platform wells, the wells with ESPs on our three other platforms have operated without incident for up to four years.

Equatorial Guinea

The Company continues to examine alternative, lower cost development options for discoveries on Block P offshore Equatorial Guinea. These discoveries present unique development opportunities that will be re-evaluated as prices continue to recover.

2018 First Quarter Financial Results

Total oil sales for the first quarter of 2018 were $27.6 million, compared to $17.2 million in the fourth quarter of 2017.  During the first quarter of 2018, VAALCO sold approximately 393,000 net barrels of oil at an average price of $68.69 per barrel, compared to 280,000 net barrels at an average price of $59.89 per barrel in the fourth quarter of 2017.  In late December, the normal monthly sales lifting from the floating production facility that stores oil produced in the Etame block was not able to be completed by December 31 due to adverse sea and weather conditions.  As a result, the December lifting took place during the period from December 31, 2017 to January 1, 2018 with 53,300 net barrels of oil sold in December and the remaining balance of 95,500 net barrels of oil sold in January 2018.  In addition to 95,500 net barrels of oil being sold in January 2018 instead of December 2017, the Company also benefited from the split-lifting because VAALCO’s January 2018 pricing was $68.66 per barrel of oil sales as compared to $63.67 per barrel in December 2017.

Costs and Expenses

Total production expense, excluding workovers, was $10.7 million, or $27.17 per barrel of oil of sales, in the first quarter of 2018, compared to $8.1 million, or $20.44 per barrel of oil of sales, in the first quarter of 2017,  and  $8.2 million, or $29.12 per barrel of sales in the fourth quarter of 2017.    Costs per barrel for the fourth quarter of 2017 were impacted by higher FPSO costs and certain regulatory related costs.    Workover expense in the first quarter of 2018 was $0.3 million.

Depreciation, depletion and amortization (DD&A) expense was $1.1 million, or $2.86 per barrel of oil of sales in the three months ended March 31, 2018 compared to $1.9  million, or $4.74 per barrel of oil of sales in the comparable period in 2017, and $0.9 million, or $3.28 per barrel of oil of sales in the fourth quarter of 2017.  DD&A per barrel decreased due to the increase in proved reserves at December 31, 2017.

General and administrative (G&A) expense for the first quarter 2018 was $2.6 million, or $6.62 per barrel of oil of sales, as compared to $3.1 million, or $7.94 per barrel of oil of sales in the first quarter 2017 and $1.7 million, or $6.15 per barrel of oil of sales in the fourth quarter of 2017. General and administrative expense includes $0.3 million, $0.2 million, and $0.2 million of non-cash compensation expense for the quarters ended March 31, 2018 and 2017 and December  31, 2017, respectively.  Fourth quarter 2017 G&A was lower due to a benefit from increased charges to our joint venture partners during the quarter offset by accruals related to a Gabon regulatory audit.

Income tax expense for the first quarter of 2018 was $4.0 million compared to $3.2 million for the same period in 2017, and $1.3 million in the fourth quarter of 2017.    The increase in income tax expense in the first quarter of 2018 as compared to the same quarter in 2017 is primarily attributable to higher revenue in VAALCO’s operations in Gabon.  Due to the Tax Cuts and Jobs

Act enacted in December 2017, a $1.3 million income tax benefit associated with the reversal of the valuation allowance related to AMT credits was recorded during the fourth quarter of 2017.

Capital Investments/Balance Sheet

During the three months ended March 31, 2018, VAALCO invested approximately $0.4 million in capital expenditures on a cash basis, primarily for equipment and enhancements.  The Company does not currently have any material commitments for capital investments in 2018 but is considering development drilling offshore Gabon in early 2019.

At the end of the first quarter, VAALCO had an unrestricted cash balance of $32.2 million.  This does not include an additional $0.9 million in restricted cash (related primarily to deposits in Gabon) classified as current assets or the additional $1.0 million of restricted cash classified as long term.  The unrestricted cash balance includes  $4.8 million of cash attributable to non-operating partner advances.

Beginning with the first quarter of 2018, the government of Gabon elected to lift the state’s share of oil (which is reported as income taxes) separately from the Etame joint venture partners.  As a result, Gabon income taxes will be settled when the government of Gabon lifts its own share of production.  Such settlements are expected to occur once or twice per year, depending on production levels.  At March 31, 2018, VAALCO had $1.8 million of foreign taxes payable attributable to such taxes.

During the first quarter of 2018, VAALCO reduced its debt by $2.1 million. At March 31, 2018, debt, net of deferred financing costs, totaled $7.0 million, of which $5.8 million is expected to be repaid during 2018 and was classified as current, reflecting the repayment terms of the loan agreement with the IFC.

Conference Call

As previously announced, the Company will hold a conference call to discuss its first quarter financial and operating results May 8, 2018, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 841-1668.  International parties may dial (661) 378-9859.  The confirmation code is 8093007.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately two hours after the end of the call and be available through May 22, 2018 by dialing (855) 859-2056.  International parties may dial (404) 537-3406. The confirmation code is 8093007.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include amounts due in connection with the Company’s withdrawal from Angola, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties including with the government of the Republic of Gabon in connection with a revised production sharing contract, expectations regarding processing facilities, production and sales projections, reserve growth, and other issues related to our exit from Angola.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by our current lender or future lenders, the risks associated with liquidity, the risk that our negotiations with the governments of the Republic of Gabon and the Republic of Angola will be unsuccessful, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2017 and quarterly report on Form 10-Q for the quarter ended March 31, 2018, which will be filed shortly, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston, Texas based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the development and exploitation of international oil and natural gas properties. The Company's properties and exploration acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Phil Patman    713-623-0801

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$32,205	$19,669
Restricted cash	866	842
Receivables:
Trade	8,260	3,556
Accounts with partners, net of allowance of $0.5 million at March 31, 2018 and December 31, 2017	88	3,395
Other	12	100
Crude oil inventory	1,279	3,263
Prepayments and other	3,767	2,791
Current assets - discontinued operations	3,030	2,836
Total current assets	49,507	36,452
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	390,279	389,935
Undeveloped acreage	10,000	10,000
Equipment and other	9,366	9,432
	409,645	409,367
Accumulated depreciation, depletion, amortization and impairment	(387,046)	(386,146)
Net property and equipment	22,599	23,221
Other noncurrent assets:
Restricted cash	968	967
Value added tax and other receivables, net of allowance of $6.6 million and $6.5 million at March 31, 2018 and December 31, 2017, respectively	7,043	6,925
Deferred tax asset	1,260	1,260
Abandonment funding	10,808	10,808
Total assets	$92,185	$79,633

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,269	$11,584
Accounts with partners	4,822	—
Accrued liabilities and other	13,477	12,991
Foreign taxes payable	1,849	—
Current portion of long term debt	5,833	6,666
Current liabilities - discontinued operations	15,002	15,347
Total current liabilities	51,252	46,588
Asset retirement obligations	20,434	20,163
Other long term liabilities	283	284
Long term debt, excluding current portion, net	1,119	2,309
Total liabilities	73,088	69,344
Commitments and contingencies
Shareholders’ equity:
Preferred stock, none issued, 500,000 shares authorized, $25 par value	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 66,443,971 shares issued, 58,862,876 shares outstanding as of March 31, 2018 and December 31, 2017	6,644	6,644
Additional paid-in capital	71,400	71,251
Less treasury stock 7,581,095 shares at cost as of March 31, 2018 and December 31, 2017	(37,953)	(37,953)
Accumulated deficit	(20,994)	(29,653)
Total shareholders' equity	19,097	10,289
Total liabilities and shareholders' equity	$92,185	$79,633

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2018	March 31, 2017	December 31, 2017
Revenues:
Oil and natural gas sales	$27,645	$21,266	$17,156
Operating costs and expenses:
Production expense	10,960	7,946	11,549
Exploration expense	—	—	3
Depreciation, depletion and amortization	1,124	1,869	918
General and administrative expense	2,603	3,127	1,723
General and administrative related to shareholder matters	—	15	—
Bad debt expense (recovery) and other	(56)	98	220
Total operating costs and expenses	14,631	13,055	14,413
Other operating income (expense), net	24	(63)	(248)
Operating income	13,038	8,148	2,495
Other income (expense):
Interest expense, net	(354)	(403)	(306)
Other, net	69	(116)	2,684
Total other income (expense), net	(285)	(519)	2,378
Income from continuing operations before income taxes	12,753	7,629	4,873
Income tax expense	4,042	3,194	1,339
Income from continuing operations	8,711	4,435	3,534
Loss from discontinued operations	(52)	(176)	(103)
Net income	$8,659	$4,259	$3,431

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.15	$0.07	$0.06
Loss from discontinued operations	0.00	0.00	0.00
Net income per share	$0.15	$0.07	$0.06
Basic weighted average shares outstanding	58,863	58,567	58,819
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.15	$0.07	$0.06
Loss from discontinued operations	0.00	0.00	0.00
Net income per share	$0.15	$0.07	$0.06
Diluted weighted average shares outstanding	58,863	58,580	58,819

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2018	2017
Cash Flows From Operating Activities:
Net income	$8,659	$4,259
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	52	176
Depreciation, depletion and amortization	1,124	1,869
Other amortization	60	97
Unrealized foreign exchange gain	(75)	(128)
Stock-based compensation	314	154
Commodity derivatives loss	—	180
Bad debt expense (recovery) and other	(56)	98
Other operating (gain) loss, net	(24)	63
Operational expenses associated with equipment and other	172	—
Change in operating assets and liabilities:
Trade receivables	(4,704)	255
Accounts with partners	8,129	8,099
Other receivables	37	40
Crude oil inventory	1,984	(124)
Value added tax and other receivables	83	(317)
Prepayments and other	(804)	536
Accounts payable	(1,291)	(9,066)
Foreign taxes payable	1,849	—
Accrued liabilities and other	149	(1,509)
Net cash provided by continuing operating activities	15,658	4,682
Net cash used in discontinued operating activities	(591)	(584)
Net cash provided by operating activities	15,067	4,098
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(423)	(768)
Net cash used in continuing investing activities	(423)	(768)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(423)	(768)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	—	38
Debt repayment	(2,083)	(3,750)
Borrowings	—	4,167
Net cash provided by (used in) continuing financing activities	(2,083)	455
Net cash provided by discontinued financing activities	—	—
Net cash provided by (used in) financing activities	(2,083)	455
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	12,561	3,785
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	32,286	30,643
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$44,847	$34,428

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017	December 31, 2017
NET SALES DATA:
Oil (MBbls)	393	394	280

Average daily sales volumes (bbls/day)	4,367	4,378	3,043
NET PRODUCTION DATA
Oil (MBbls)	325	416	364
Average daily production volumes (MBbls/day)	3,611	4,622	3,957
AVERAGE SALES PRICES:
Oil ($/Bbl)	$68.69	$51.99	$59.89
COSTS AND EXPENSES (PER Bbl OF SALES):
Production expense	$27.89	$20.17	$41.25
Production expense, excluding workovers*	27.17	20.44	29.12
Depreciation, depletion and amortization	2.86	4.74	3.28
General and administrative expense**	6.62	7.94	6.15
Property and equipment expenditures, cash basis (in thousands)	$423	$768	$513

*Workover costs excluded from the three months ended March 31, 2018 and 2017 and December 31, 2017 are $0.3 million, $ (0.1) million and $3.4 million, respectively.

**General and administrative expenses include $0.80,  $0.39 and $0.59 barrel of oil of sales of non-cash stock-based compensation expense in the three months ended March 31, 2018, and 2017 and December 31, 2017, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense and commodity derivative loss.

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measures to Adjusted EBITDAX.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Measures

(Unaudited)

(in thousands)

	Three Months Ended
Reconciliation of Net income to Adjusted EBITDAX	March 31, 2018	March 31, 2017	December 31, 2017
Net income	$8,659	$4,259	3,431
Add back:
Impact of discontinued operations	52	176	103
Interest expense, net	354	403	306
Income tax expense	4,042	3,194	1,339
Depreciation, depletion and amortization	1,124	1,869	918
Exploration expense	—	—	3
Non-cash or unusual items:
Stock-based compensation	314	154	165
Accrued liabilities reversal	—	—	(2,614)
Shareholder matters	—	15	—
Commodity derivative loss	—	180	61
Equipment (recovery) write-offs	(24)	63	—
Bad debt expense (recovery) and other	(56)	98	220
Adjusted EBITDAX	$14,465	$10,411	$3,932

Reconciliation of Changes in Working Capital From Continuing Operations	March 31, 2018	December 31, 2017	Change
Current assets	$46,477	$33,616	$12,861
Current liabilities	36,250	31,241	5,009
Working capital(1)	$10,227	$2,375	$7,852
(1)	Excludes current assets and current liabilities attributable to discontinued operations.